PRIVATE STOCK PURCHASE AGREEMENT

THIS PRIVATE STOCK PURCHASE AGREEMENT (the "Agreement") is made as of the 1st day of February, 2017, by and among Elite International Partners, Inc., a US corporation ("Seller") and Rainier AG, a Swiss company ("Purchaser"), either or both of which may also hereinafter be referred to respectively as "**Party**" or collectively as the "**Parties**" to this Agreement.

WITNESSETH:

WHEREAS, the Purchaser shall be purchasing from the Seller up to, in the aggregate, three million eight hundred fifty thousand (3,850,000) shares of stock of Petlife Pharmaceuticals, Inc. (the "Shares");

NOW, THEREFORE, in consideration of the covenants and mutual promises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

1.1 Purchase of Shares. Seller hereby sells and shall deliver to the Purchaser, and the Purchaser agrees to purchase from Seller, in the aggregate, three million eight hundred fifty thousand (3,850,000) Shares in consideration of, in the aggregate, US$1,925,000, payable in cash (the "Purchase Price"), within five (5) business days of the receipt of the fully cleared Shares (the "Due Date") into the account of the Purchaser or otherwise as agreed in writing by the Seller and the Purchaser.

1.2 Return of Shares. Should the Purchaser fail to pay the Purchase Price then the Shares shall be returned to Seller within thirty (30) business days after the Due Date; if in such case some portion of the Shares have been sold, then the unsold shares shall be returned along with the consideration received for the partial sale of the Shares. If as the result of such sales the Purchaser receives a surplus over the Purchase Price the Seller will be entitled to receive ½ of such surplus. If as the result of such sales the Purchaser receives a shortfall of the Purchase Price the Seller will not be entitled to any reimbursement of the shortfall. Both the surplus and the shortfall have to be reasonably documented by the Purchaser at the request of the Seller.

1.3 Termination. This Agreement may be terminated by the Purchaser, by written notice to the other parties, provided, however, that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1 The Purchaser represents and warrants to Seller that:

a. Sophisticated Purchaser. The Purchaser represents that it is a "Sophisticated Investor" and "High Net Worth Individual" or "High Net Worth Company". The Purchaser is purchasing the Shares for its own account and not with a view toward resale in connection with a public sale or public distribution thereof.

b. Private Transaction. The Shares are being sold in a private transaction between the Parties.

f. Authorization; Enforcement. This Agreement has been duly and validly authorized by the Purchaser. This Agreement has been duly executed and delivered on behalf of the Purchaser, and this Agreement constitutes a valid and binding agreement of the Purchaser enforceable in accordance with its terms.

2.2 The Seller represents and warrants to the Purchaser that:

a. Authorization; Enforcement. (i) Seller has all requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and to sell the Shares, in accordance with the terms hereof, (ii) the execution and delivery of this Agreement by Seller and the consummation by it of the transactions contemplated hereby (including without limitation, the sale of the Shares to each Purchaser) have been duly authorized by Seller and no further consent or authorization of Seller or its members is required, (iii) this Agreement has been duly executed and delivered by Seller, and (iv) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms.

b. No Liens. Seller has, and on the Closing will have, valid and marketable title to the Shares to be sold by Seller free and clear of any lien, claim, security interest or other encumbrance, including, without limitation, any restriction on transfer.

c. Authorisation. Seller has, and on the Closing will have, full legal right, power and authorisation, and any approval required by law, to sell, assign, transfer and deliver the Shares to be sold by Seller in the manner provided by this Agreement.

d. No Warranty. The Purchase Price for the Shares was negotiated with the Purchaser at arms' length and was not in any way premised upon any express or implied representation or warranty of the Purchaser.

e. No Brokers. Seller has taken no action, which would give rise to any claim by any person for brokerage commissions, finder's fees or similar payments relating to this Agreement or the transactions contemplated hereby.

ARTICLE 3

OBLIGATIONS OF SELLER

3.1 Obligations of Seller. The Seller will cause the following documents to be delivered to the Purchaser:

a. Physical Certificates, the certificates for the Shares, if not in electronic form;

b. Instrument of Transfer, an instrument of transfer in a form acceptable to the Purchaser, duly signed by the legal and beneficial owner of the Share's or person authorized to execute the transfer;

c. such other documentation which may be reasonably necessary or appropriate to transfer record ownership of the Shares to the Purchaser.

ARTICLE 4

COVENANT

3.1 Best Efforts. The parties shall use their best efforts to satisfy timely their respective obligations described in this Agreement.

ARTICLE 5

MISCELLANEOUS

5.1. No waiver or any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof. or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

5.2. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:00 p.m., Zug, Switzerland time (GMT +1) on business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a business day or later than 5:00 p.m., Zug, Switzerland time (GMT +1) on any business day, (c) the 2nd business day following the date of mailing, if sent by a recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

5.3. This Agreement shall be binding upon and shall inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

5.4. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof and supersedes all prior understandings with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the parties to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

5.5. Whenever required by the context of this Agreement, the singular shall include the plural and masculine shall include the feminine. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. Unless otherwise indicated, all references to Articles are to this Agreement.

5.6. The Purchaser shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Purchaser to be genuine and to have been signed or presented by the proper party or parties. The Purchaser shall not be personally liable for any act the Purchaser may do or omit to do hereunder as the Purchaser while acting in good faith, and any act done or omitted by the Purchaser pursuant to the advice of the Purchaser's attorneys-at-law shall be conclusive evidence of such good faith. Specifically, and without limitation, the Purchaser shall have no responsibility or liability with respect to

any actions or inaction by the Issuer's transfer agent following the Purchaser's delivery of the Seller's stock certificate, stock power, and other required documents, if applicable.

5.7. If the Purchaser reasonably requires other or further instruments in connection with this Agreement or obligations in respect hereto, the Seller shall furnish such instruments.

5.8. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of Switzerland, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the courts sitting in Switzerland. Each party hereby irrevocably submits to the exclusive jurisdiction of the courts sitting in Switzerland for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding.

IN WITNESS WHEREOF, the undersigned have caused this Private Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Elite International Partners, Inc. as SELLER

by Richard Langley

Address for Notice:
8233 Roxbury Rd.,
West Hollywood, CA 90069

Rainier AG, as PURCHASER

by Michael Gauss, Authorized Agent

Address for Notice:
Bahnhoffstrasse 21
6300 Zug
Switzerland